Exhibit 99.1

CarParts.com and A-Premium Expand Partnership to Launch 30,000-SKU
JC Whitney® Branded Product Line

Deep Collaboration Includes Complete Branding, Catalog, Sourcing, Content, and Fulfillment
$8M Private Placement Funds JC Whitney Inventory Investment
Investment Expected to Be Accretive to Earnings

LONG BEACH, Calif., March 25, 2026 /PRNewswire/ -- CarParts.com, Inc. (NASDAQ: PRTS) and A-Premium, a global leader in mechanical parts procurement and e-commerce, today announced a collaboration agreement to launch approximately 30,000 new SKUs of primarily mechanical auto parts under the iconic JC Whitney® brand marking a significant expansion of the brand into the high-value replacement parts category.

In connection with the collaboration, CarParts.com has completed an $8 million private placement of common stock at $0.80 per share, led by industrial investors and experienced financial investors. Net proceeds will be used to fund CarParts.com's inventory investment for the JC Whitney product line.

Strengthening Operational Momentum

The announcement follows four consecutive quarters of operational improvement, including contribution margin expansion, reduced operating expenses, and improved marketing efficiency. In the fourth quarter, total operating expenses declined by $7.7 million year over year as the Company continues executing its path toward profitability.

Expanded Strategic Partnership

A-Premium and CarParts.com are expanding the commercial partnership established through the $35.7 million strategic investment completed in September 2025, which is currently generating approximately $35 million in annualized revenue. Under the new collaboration, A-Premium will fully leverage its strengths in product development, sourcing, and inventory management to help build the JC Whitney product business from the ground up.

Under the cooperation agreement, the two parties will leverage their respective strengths across the complete JC Whitney branding, catalog, product sourcing and quality assurance, professionally produced marketing materials and listings, and consolidated fulfillment, enabling CarParts.com to bring 30,000 SKUs to market in the most efficient manner.

The launch significantly expands JC Whitney’s product portfolio into core mechanical components and positions the brand as a scaled platform for performance and enthusiast parts across the CarParts.com ecosystem.

The initial tranche of approximately 6,000 JC Whitney SKUs is currently in transit and expected to be available for sale in early Q2 2026. Subsequent product launches will scale toward the full 30,000-SKU catalog over the balance of the year.

“JC Whitney is one of the most recognized names in automotive, with a heritage going back over a century,” said David Meniane, CEO of CarParts.com. “A-Premium brings the sourcing, the content, and the fulfillment infrastructure to turn that brand into a scaled product business. The first 6,000 SKUs are already on the water. This is highly strategic growth capital that we are planning to deploy to acquire inventory at attractive contribution margins. We are jointly investing in this business with A-Premium and we expect it to be accretive to earnings.”

“We are very pleased with the progress of our partnership with CarParts.com since we began working together in September,” said Frank Xie, Chief Executive Officer of A-Premium. “Over the past decade, A-Premium has built a proprietary, end-to-end go-to-market system that has built our company into a global brand. We are excited to apply this system to the JC Whitney product line, starting with 6,000 SKUs launching this quarter, and help CarParts.com build JC Whitney into something special.”

Private Placement

CarParts.com has completed a private placement of 10,000,000 shares of common stock at $0.80 per share for gross proceeds of $8.0 million. The investors are strategic partners who possess extensive operational experience in the internet platform and auto parts industries, as well as significant capital investment experience, and are positioned to support the sustainable growth of the Company's business.

Net proceeds will be used primarily to purchase inventory for the JC Whitney product line. At the Company's attractive contribution margins, the inventory is expected to generate attractive returns on invested capital as it turns through the sales cycle, contributing to the Company's path toward profitability.

Legal Counsel

Dorsey Whitney LLP served as legal counsel to CarParts.com. Haiwen & Partners served as legal counsel to the investors and A-Premium.

About JC Whitney

Founded in 1915, JC Whitney is one of the most recognized brands in automotive retail, known for its comprehensive catalog of automotive parts and accessories. With over a century of expertise, JC Whitney has evolved to meet the changing needs of car enthusiasts and DIY mechanics, offering a wide range of high-quality products to a new generation of customers.

About A-Premium

A-Premium is a rapidly growing global auto parts brand with nearly 180,000 high-quality SKUs covering a full range of mechanical and performance parts. Recognized for its quality, innovation, and breadth of offerings, A-Premium serves customers across numerous countries worldwide through advanced technology and data-driven supply chain solutions. Its commitment to first-to-market products, premium packaging, and bundled solutions has made it a trusted name for both professional installers and DIY enthusiasts.

About CarParts.com

CarParts.com, Inc. is a technology-led ecommerce company offering over 1 million quality automotive parts and accessories. Operating for over 30 years, the Company serves over 2.5 million unique customers annually through its website and mobile app, backed by a nationwide, company-operated distribution network providing 2-day delivery to approximately 95% of the continental United States. The company operates CarParts.com and a portfolio of brands including JC Whitney®, Kool-Vue, Evan Fischer, Garage-Pro, and CarParts Wholesale. For more information, visit www.carparts.com.

Safe Harbor Statement

Important factors that may cause such a difference include, but are not limited to, our ability to achieve the expected benefits from the announced transaction, including the commercial relationship; costs and expenses related to the transaction; responses by customers, competitors, and regulators to the transaction; fluctuations in the trading price and volume of CarParts.com’s common shares related to the transaction or otherwise; competitive pressures; CarParts.com’s dependence on search engines to attract customers; demand for CarParts.com’s products; the online market and channel mix for aftermarket auto parts; the economy in general; increases in commodity and component pricing that would increase CarParts.com’s product costs; the operating restrictions in CarParts.com’s credit agreement; the weather; and any other factors discussed in CarParts.com’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in CarParts.com’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.carparts.com/investor and the SEC’s website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, CarParts.com expressly disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact:
ir@carparts.com